Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:	PRESS CONTACT:
Cheryl Sanclemente	Guy Lawrence
W. P. Carey Inc.	Ross & Lawrence
212-492-8995	212-308-3333
csanclemente@wpcarey.com	gblawrence@rosslawpr.com

CAREY WATERMARK INVESTORS ACQUIRES

NEW YORK CITY HOLIDAY INN® HOTEL

New York – June 11, 2013 – Carey Watermark Investors Incorporated (CWI) today announced that it has acquired the Holiday Inn® Manhattan 6th Avenue hotel located at 125 West 26th Street in New York City.  The 226-room, 24-story hotel was newly constructed in 2008.

CWI’s total investment in the property is approximately $121.4 million, including a $113.0 million purchase price and $8.4 million of planned capital improvements and acquisition-related costs.  The investment was financed with $80 million of debt.

The hotel is located on 26th Street between 6th and 7th Avenues in the Chelsea neighborhood of Manhattan with close proximity to Penn Station, Madison Square Garden, Herald Square, Times Square and the Empire State Building.  Amenities include high speed wireless Internet, business center, fitness center and laundry/valet service.  Three-meal food and beverage services are offered through Prime Café, a 2,400 square foot restaurant and adjoining lounge, which is leased to a third-party operator.

Commenting on the investment, Michael Medzigian, Chief Executive Officer of CWI, said, “As the strongest performer of the top-25 U.S. hotel markets, New York City ranks first as the most active hotel investment market in the U.S.  The opportunity to enter this market through the acquisition of a relatively new, well-located property with an established operating history, strong initial cash returns and the potential for future appreciation made it an ideal investment for Carey Watermark.”

Carey Watermark Investors

Carey Watermark Investors Incorporated is a publicly registered non-traded real estate investment trust (REIT) that invests primarily in the lodging and lodging-related sectors.

www.careywatermark.com

About Holiday Inn hotels

With over 1,200 hotels worldwide, the Holiday Inn® brand is the most widely recognized lodging brand in the world. In fact, the Holiday Inn brand was one of the first international hotel brands to establish a presence in China in 1984. The Holiday Inn brand provides the services that business travelers need, while also offering a comfortable atmosphere where all people can relax and enjoy amenities such as restaurants and room service, swimming pools, fitness centers and comfortable lounges. The casual atmosphere and amenities such as meeting and on-site business facilities and Kids Eat and Stay Free programs demonstrates the long-standing commitment of the Holiday Inn brand to serving travelers and have helped to establish the brand as “America’s Favorite Hotel.”  For more information about Holiday Inn hotels, or to book reservations, call 1-800-HOLIDAY or visit IHG.com/holidayinn. Find us on Twitter http://www.twitter.com/holidayinn or Facebook www.Facebook.com/holidayinnhotels

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws.  A number of factors could cause actual results, performance or achievement to differ materially from those anticipated.  Among those risks, trends and uncertainties are the risks related to CWI’s public offering; the general economic climate; the supply of and demand hotels; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of hotels.  For further information on factors that could impact CWI, reference is made to its filings with the Securities and Exchange Commission

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